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April 28, 2003

VIA EDGAR

Securities and Exchange Commission
Division of Investment Management
Office of Insurance Products
450 Fifth Street, N.W.
Washington, DC 20549

RE: Post-Effective Amendment No. 22 to Form N-4 of Integrity Separate Account I
         File Nos. 33- 51268 and 811- 07134

Dear Sir or Madam:

I have reviewed Post-Effective Amendment No. 22 for the above-named Registrant and have concluded that the changes made to the prospectus and statement of additional information are non-material. Therefore, I hereby represent that the amendment does not contain disclosure which would render it ineligible to become effective pursuant to paragraph (b) of Rule 485. I hereby consent to the use and publication of this consent.

Sincerely

/s/ G. Stephen Wastek
G. Stephen Wastek
Assistant General Counsel and Assistant Secretary
Integrity life Insurance Company